EXHIBIT A

AGREEMENT FOR JOINT FILING OF SCHEDULE 13G


	The undersigned hereby agree that the Schedule 13G being filed with the Securities and Exchange Commission to report their beneficial ownership of more than 5% of the common shares of Winton Financial Corporation, an Ohio corporation, shall be, and is, filed on behalf of each of the undersigned.

		FIRSTAR BANK, N.A.


		By:  Jane Ludwig
Dated                Jane Ludwig
February 8, 2001     Vice President


		FIRSTAR CORPORATION


		By:  Jennie P. Carlson
Dated                Jennie P. Carlson
February 8, 2001     Executive Vice President


		WINTON FINANCIAL CORPORATION
		  EMPLOYEE STOCK OWNERSHIP PLAN


		By:  Firstar Bank, N.A., Trustee
		By:  Sandy Reed
Dated                Sandy Reed
February 8, 2001